Exhibit 10.25

USA SHAREHOLDERS AGREEMENT

OF

TIGRE-ADS USA INC.

April 7, 2014

This USA SHAREHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of the date first set forth above (the “Effective Date”), by and among Tigre-ADS USA Inc. (formerly known as Tigre USA Inc.), a corporation organized under the laws of Wisconsin, United States of America (the “Corporation”), ADS Ventures, Inc., a corporation organized under the laws of Delaware, United States of America (“ADS Ventures”), and Tigre S.A. — Tubos e Conexões, a corporation (sociedade anônima) organized under the laws of Brazil (“Tigre Parent”). In addition, Advanced Drainage Systems, Inc., a corporation organized under the laws of Delaware, United States of America (“ADS Parent”), joins this Agreement to undertake the specific obligations applicable to ADS Parent set forth in this Agreement. ADS Ventures and Tigre Parent are sometimes referred to herein as a “Shareholder,” singly and the “Shareholders,” collectively. ADS Ventures, Tigre Parent, the Corporation, and ADS Parent are sometimes referred to singly herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, ADS Ventures and Tigre Parent constitute all of the shareholders of the Corporation;

WHEREAS, as of the Effective Date, the Corporation’s articles of incorporation have been amended to provide that the Corporation is a statutory close corporation within the meaning of Sections 180.1801 to 180.1837 of the Wisconsin Statutes; and

WHEREAS, the Shareholders now desire to enter into this Agreement as contemplated in Section 180.1823 of the Wisconsin Statutes to regulate the exercise of the corporate powers and the management of the business and affairs of the Corporation and the relations among the Shareholders;

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

DEFINITIONS

Certain capitalized words and phrases used herein and not otherwise defined have the meanings set forth or referenced on Exhibit A attached hereto.

ARTICLE I

ORGANIZATIONAL MATTERS

1.1    Statutory Close Corporation Status.    The Corporation is, and shall remain, organized as a statutory close corporation under the laws of Wisconsin, United States of America.

1.2    Agreement Among Shareholders.    This Agreement is adopted as of the Effective Date by all of the Shareholders and constitutes an “agreement among shareholders” as provided for in Section 180.1823 of the Wisconsin Statutes. By entering into this Agreement, the Shareholders repeal any and all prior bylaws (in accordance with Section 180.1825 of the Wisconsin Statutes) and agreements among the shareholders within the meaning of Section 180.1823 of the Wisconsin Statutes.

1.3    Corporation Name.    On the Effective Date, subject to the terms and conditions of the License Agreements, the name of the Corporation shall be “Tigre-ADS USA Inc.”, and all Corporation business shall be conducted in such name or such other name or names that comply with applicable Law as the Shareholders may designate from time to time by mutual agreement.

1.4    Corporate Domicile; Principal Office.    The corporate domicile of the Corporation shall be Janesville, Wisconsin, or such other place within the U.S. as both Shareholders may designate by mutual agreement. The principal office of the Corporation shall be located in Janesville, Wisconsin, or at such other location as the Shareholders may designate from time to time.

1.5    Purposes.    The purpose and nature of the Corporation’s business shall be to engage (directly or through its Subsidiaries) in the Business anywhere in the world and to engage in such other activities as Entities of the same type as the Corporation may lawfully engage.

1.6    Brand Name.    So long as both ADS Ventures (or one of its Affiliates) and Tigre Parent (or one of its Affiliates) are Shareholders, subject to the License Agreements, the Corporation shall (and shall cause the Subsidiaries to) market and sell all Products of the Business under the brand name “Tigre-ADS”. The rights of the Corporation or any Subsidiary to use the names “Tigre” or “ADS” shall be governed by and shall terminate in accordance with the applicable License Agreement.

ARTICLE II

MATTERS RELATING TO SHAREHOLDERS

2.1    Shareholders.    The Shareholders collectively own all of the authorized and outstanding shares of common stock, without par value (the “Shares”), of the Corporation. The Corporation has no other authorized classes of capital stock. The Shares are issued and outstanding as set forth on Schedule I attached hereto and incorporated herein by reference, and as amended from time to time in accordance with the terms and conditions of this Agreement. As used herein, “Shareholders” shall also include subsequent holders of Shares that have executed and delivered a joinder document with respect to this Agreement.

ARTICLE III

CAPITAL CONTRIBUTIONS

3.1    No Other Required Capital Contributions.    Other than as authorized by the Shareholders pursuant to Section 5.1(b), no Shareholder shall be required to make any capital contributions to the Corporation.

ARTICLE IV

DIVIDENDS; DISTRIBUTIONS

4.1    Dividends.

(a)    Distribution of Consolidated Net Profits.    Subject to Section 5.1(b), commencing with respect to the third (3rd) full Fiscal Year after the Effective Date, with respect to each Fiscal Year in which the Corporation and/or any Subsidiary operates, on or before the one hundred twentieth (120th) Day following the end of such Fiscal Year, the Corporation shall pay a dividend (on a Pro Rata basis) equivalent to fifty percent (50%) of the Consolidated Net Profits of the Corporation for such Fiscal Year to the extent such dividend does not prevent compliance with the applicable earnings retention amounts contemplated in the annual Budget. For avoidance of doubt, (i) the payment of any dividends or other distributions in accordance with the annual Budget, this Section 4.1(a), Section 4.2 or ARTICLE X is not a Major Matter pursuant to Section 5.1(b)(xv), and (ii) except for the payment of any dividends or other distributions in accordance with the annual Budget, this Section 4.1(a), Section 4.2 or ARTICLE X, the payment of any dividends or other distributions is a Major Matter pursuant to Section 5.1(b)(xv).

(b)    No Dividends if Prohibited.    No provision of this ARTICLE IV shall require any dividend or other distribution of Cash to Shareholders if and to the extent such dividend or other distribution would be prohibited by applicable Law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Corporation is a party or by which the Corporation is bound or to which the assets of the Corporation are subject.

4.2    Distributions on Dissolution and Winding Up.    Upon the dissolution and winding up of the Corporation, all available proceeds distributable to the Shareholders shall be distributed to the Shareholders in accordance with ARTICLE X.

ARTICLE V

MANAGEMENT AND OPERATION OF BUSINESS

5.1    Shareholders; No Board of Directors; Officers.

                (a)    Powers and Authority; No Board of Directors.    As contemplated in the Articles of Incorporation and in Sections 180.1821 and 180.1823 of the Wisconsin Statutes, the Corporation shall operate without a Board of Directors. All corporate powers shall be exercised by, or under authority of, and the business and affairs of the Corporation shall be managed under the direction of, the Shareholders in accordance with this ARTICLE V, and all powers and duties conferred or imposed upon the Board of Directors by Chapter 180 of the Wisconsin Statutes shall be exercised and performed in accordance with this ARTICLE V.

(b)    Major Matters.    Notwithstanding anything to the contrary in this Agreement, the Corporation shall not take any action in connection with or relating to the following matters (“Major Matters” and each separately a “Major Matter”) without the approval of the holders of at least three-fourths (3/4) of the issued and outstanding Shares:

(i)    The approval of the annual Budget and amendments to the annual Budget (including any change in the distribution of dividends set forth in the annual Budget) (pursuant to Section 5.1(f), the most recently approved Budget shall apply during any period during which approval of a Budget remains pending or is otherwise not approved);

(ii)    The issuance of bonds, debentures, negotiable obligations or other similar instruments of debt, or the obtaining of any loan from any Person including loans from a Shareholder, other than (A) decisions to draw on any previously approved line of credit, (B) any of the foregoing included in the applicable Budget, (C) any of the foregoing not included in the applicable Budget which, in the aggregate, involve less than Two Hundred Fifty Thousand U.S. dollars (U.S.$ 250,000) per year and/or (D) any of the foregoing not included in the applicable Budget which, in the aggregate per year, involve less than the lesser of (x) One Million U.S. dollars (U.S.$ 1,000,000) and (y) 20% of the Corporation’s EBITDA for the previous Fiscal Year;

(iii)    The issuance, reclassification, repurchase or redemption of any Shares or other securities of the Corporation, the acceptance or requirement of any capital contribution or any other adjustment to the capitalization of the Corporation;

(iv)    The selection, removal or replacement of any officer of the Corporation (other than the Executive Officer, the general manager and the finance manager of the Corporation) or any executive officer of any Subsidiary;

(v)    Any acquisition of securities or substantially all assets of another company or any merger, consolidation or other business combination involving the Corporation or a Subsidiary;

(vi)    The establishment of any joint venture or partnership arrangement between, on the one hand, the Corporation or any of its Subsidiaries, and, on the other hand, any third party;

(vii)    The approval of any transaction or series of transactions (including any lease or amendment thereto) not included in the applicable Budget between, on the one hand, the Corporation or any Subsidiary, and, on the other hand, any of the Shareholders or any of their respective Affiliates which exceeds or, upon payment of all rent or other payments thereunder would exceed, Two Hundred Fifty Thousand U.S. dollars (U.S.$ 250,000) or one (1) year;

(viii)    The creation or imposition of any lien on any of the assets of the Corporation or any Subsidiary;

(ix)    The guarantee by the Corporation of any obligations of Subsidiaries or any third parties;

(x)    The approval of the sale, lease, exchange, transfer or other disposition, directly or indirectly, in a single transaction or series of related transactions, of fifty percent (50%) or more of the assets of the Corporation which does not occur in the ordinary course of the business of the Corporation, regardless of whether such transfer includes the liabilities of the Corporation;

(xi)    The approval of any transaction or series of related transactions which are not in the ordinary course of the business of the Corporation and which involve more than Two Hundred Fifty Thousand U.S. dollars (U.S.$ 250,000);

(xii)    Any amendment of this Agreement, the Articles of Incorporation or the organizational documents of any Subsidiary;

(xiii)    The conduct by the Corporation of any business other than the Business;

(xiv)    The approval of the dissolution, winding up or liquidation of the Corporation or the filing by the Corporation of any petition in bankruptcy;

(xv)    The payment of any dividends or other distributions other than in accordance with this Agreement;

(xvi)    The commencement of an initial public offering of the Corporation;

(xvii)    Any material tax election or any substantial change in tax or accounting practices;

(xviii)    The modification, extension, early termination or waiver of any material right by the Corporation under any Transaction Document;

(xix)    The creation of any Subsidiary or establishment of organizational documents for any Subsidiary;

(xx)    Adoption of bylaws with respect to the Corporation;

(xxi)    The development or addition of any product or product line to the product offerings of the Corporation or any of its Subsidiaries, except to the extent specifically authorized in the applicable Budget;

(xxii)    The adoption or use of any trade names, logos or brands for the Corporation or any of its Subsidiaries;

(xxiii)    The approval of any matters for which applicable Law requires a greater than majority Shareholder approval, to the extent such matters are not otherwise included in this Section 5.1(b); and/or

(xxiv)    The approval of any of the foregoing with respect to any Subsidiary.

(c)    Shareholder Meetings.    The Corporation shall not be required to hold any annual meeting of the Shareholders; provided, however, that an annual meeting of the Shareholders shall be held if requested by a Shareholder by written notice to the Corporation within thirty (30) days prior to the first (1st) Business Day after May 1 of each year, in which case the meeting will be held on the first (1st) Business Day after May 1 of such year. Any Shareholder(s) holding ten percent (10%) or more of the outstanding Shares may call a special meeting of the Shareholders. Such meeting shall be called by notifying the other Shareholder(s) in writing and shall be held not more than sixty (60) days after such notice and not less than ten (10) days after such notice. Any Shareholder notice of a special meeting shall set forth the purpose of the meeting. All meetings of the Shareholders shall be held at the Corporation’s Janesville, Wisconsin facility or such other place as determined by the holders of at least three-fourths (3/4) of the issued and outstanding Shares. All actions of the Shareholders shall be taken in writing. No meeting of Shareholders shall be required to effect an action of the Shareholders. An action of the Shareholders taken without a meeting shall be effective when signed by Shareholders holding at least three-fourths (3/4) of the issued and outstanding Shares.

(d)    Shareholders Generally.    Although the Corporation operates without a Board of Directors, no Shareholder shall owe fiduciary duties to the Corporation or other Shareholders. Each Shareholder shall be entitled to vote the interests of such Shareholder in a manner consistent with the interests of such Shareholder, including when such interests are not, or may not be, consistent with the interests of the Corporation or the Shareholders as a whole.

(e)    Officers.

(i)    Subject to Section 5.1(b), the Corporation shall have (A) an Executive Officer, to be elected or appointed by Tigre Parent so long as Tigre Parent remains a Shareholder and (B) such other officers as the Shareholders may from time to time elect or appoint for the Corporation to perform various and designated tasks and/or functions as the Shareholders deem appropriate. Subject to Section 5.1(b), the officers shall have such powers and authority as the Shareholders may determine.

(ii)    Subject to this ARTICLE V and the authority of the Shareholders, the ordinary course business and affairs and property of the Corporation shall be managed on a day-to-day basis by the Executive Officer in a manner consistent with the Budget. The Executive Officer shall report and be responsible to the Shareholders for the activities and operations of the Corporation. Without limiting the generality of the foregoing, the Executive Officer shall:

(A)    Be the principal executive officer of the Corporation and, subject to the direction and control of the Shareholders, be in charge of the Business;

(B)    Discharge all duties incident to the principal executive office of the Corporation and such other duties as may be prescribed by the Shareholders from time to time;

(C)    Manage the business and affairs and property of the Corporation in a manner consistent with the Budget;

(D)    See that the resolutions and directions of the Shareholders are carried into effect except in those instances in which that responsibility is specifically assigned to some other person by the Shareholders;

(E)    Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Corporation or a different mode of execution is expressly prescribed by the Shareholders, execute for the Corporation certificates for its authorized shares of stock, and any contracts, deeds, mortgages, bonds, or other instruments which the Shareholders have authorized;

(F)    Execute such contracts and other instruments as the conduct of the Corporation’s business in the ordinary course requires, including capital investments, except that any capital investments not included in the applicable Budget which, in the aggregate with respect to a Fiscal Year, involve more than the lesser of (i) One Million U.S. dollars (U.S.$ 1,000,000) and (ii) 20% of the Corporation’s EBITDA for the previous Fiscal Year shall require approval by the holders of at least three-fourths (3/4) of the issued and outstanding Shares; provided, however, that with respect to any Fiscal Year, the Executive Officer shall be authorized without Shareholder approval to execute contracts and other instruments for capital investments not exceeding in the aggregate Two Hundred Fifty Thousand U.S. dollars (U.S.$ 250,000);

(G)    Report and be responsible to the Shareholders for the activities and operations of the Corporation;

(H)    Coordinate and supervise the work of the Corporation’s other officers;

(I)    Employ, direct, fix the compensation of, discipline and discharge the Corporation’s non-officer personnel (with such matters reserved to the Shareholders for officer personnel);

(J)    Be entitled to select, remove and replace the general manager of the Corporation (who shall report and be responsible to the Shareholders and the Executive Officer for the activities and operations of the Corporation); provided, however, that the Executive Officer shall not be entitled to take any such actions without the approval of the holders of at least three-fourths (3/4) of the issued and outstanding Shares;

(K)    Be entitled to select, remove and replace the finance manager of the Corporation (who shall report and be responsible to the Shareholders and the Executive Officer for the activities and operations of the Corporation);

(L)    Keep abreast of all material undertakings and activities of the Corporation and all material external factors affecting the corporation and ensure that processes and systems are in place to ensure that the Executive Officer and management of the Corporation are adequately informed; and

(M)    Employ agents for the Corporation.

(iii)    Any number of offices of the Corporation may be held by the same person. Subject to the provisions of this Agreement and the express directions of the Shareholders, each officer of the Corporation shall perform all duties and have any powers which are commonly incident to the office to which such officer has been appointed or which are delegated to such officer by the Shareholders.

(iv)    Each officer shall be elected or appointed for an initial term of three (3) years and may be re-elected or re-appointed for an unlimited number of successive terms.

(v)    Each officer shall hold office until a successor shall have been duly elected or appointed in accordance with this Agreement and shall have qualified or until such officer’s earlier death, resignation or removal. Any officer may resign at any time by giving written notice to the Corporation, and any such resignation shall take effect at the date of the receipt of such notice. Subject to Section 5.1(b), any officer may also be removed at any time, with or without cause, by the Shareholders.

(f)    Budget.    The Parties will develop and agree on a Budget to be effective for the period from the Effective Date to December 31, 2014. At least two (2) full calendar months before the end of each Fiscal Year after December 2014, the Executive Officer shall submit to the Shareholders a proposed annual operating, investment and capital expenditure budget for the following Fiscal Year setting forth in reasonable detail the anticipated revenues and expenses of the Corporation for the ensuing Fiscal Year, including revenues, fixed expenses, variable expenses and capital expenditures and proposed cash dividends (the “Proposed Budget”). Not less than thirty (30) Days prior to the start of the Fiscal Year, the Shareholders shall propose such changes, modifications, additions or deletions to the Proposed Budget as they deem appropriate. After making such changes, the final form of annual budget shall, prior to the start of the Fiscal Year, be adopted by the Shareholders as provided in Section 5.1(b)(i). Subject to Section 5.1(b), the officers of the Corporation shall be authorized to conduct the operations of the Corporation in accordance with the Budget then in effect. A Budget shall be in effect until the last day of the Fiscal Year covered by such Budget.

(g)    Failure to Adopt a Budget.    If the Shareholders fail to adopt a Budget before the commencement of any Fiscal Year, the Budget most recently approved by the Shareholders will continue to apply until the Shareholders adopt a new Budget.

(h)    Sales/Operational Synergies Employee.    The Corporation shall have a non-officer employee whose principal function shall be to facilitate and promote sales synergies and operational synergies. The Executive Officer shall appoint, and may remove, promote or demote, such individual, unless and until ADS Ventures makes a good faith determination that such individual is not deriving expected synergies and delivers written notice of such determination to the Corporation and Tigre Parent. After any such determination and delivery of written notice, ADS Ventures shall have the exclusive right to appoint, remove, promote or demote individuals for such position, provided that any successor appointees shall be subject to the approval of Tigre Parent (not to be unreasonably withheld).

5.2    Deadlock Resolution.    In the event the Shareholders cannot agree on a Major Matter in accordance with the requirements of Section 5.1(b) or fail, after the written request of a Shareholder, to take action on a Major Matter (each such situation being herein referred to as a “Deadlock”), then any Shareholder shall have the right to invoke the following procedures (provided, however, that the following procedures may not be invoked with respect to (i) the initial Budget or (ii) any disagreement regarding the approval of any other annual Budget until twelve (12) full calendar months have elapsed since the last day of the Fiscal Year covered by the previous approved annual Budget):

(a)    Request for Deadlock Resolution.    Any Shareholder may, by notice to the other Shareholder, request that the Deadlock be resolved, whereupon the Shareholders shall use their best efforts to resolve such Deadlock. The Shareholders shall not make an artificial or abusive use of their rights to create a Deadlock and shall therefore exercise this right in good faith at all times.

(b)    Buy/Sell Procedure.    If the Deadlock shall not have been resolved within thirty (30) Days after the notice referred to in Section 5.2(a), then:

(i)    Initiation of Procedure.    Any Shareholder (the “Initiating Shareholder”) shall have the right to initiate the procedure set forth in this Section 5.2(b) by delivering to the other Shareholder (the “Responding Shareholder”) a notice (the “Purchase and Sale Notice”) designating the per-Share price at which such Initiating Shareholder would be willing to sell all, but not less than all, of its Shares or to buy all, but not less than all, of the Responding Shareholder’s Shares.

(ii)    Rights of Responding Shareholder.    The Responding Shareholder shall, by delivery of a notice (the “Second Notice”) to the Initiating Shareholder within thirty (30) Days of the receipt by the Responding Shareholder of the Purchase and Sale Notice (the “Exercise Period”), elect to purchase all, but not less than all, of the Shares of the Initiating Shareholder or sell all, but not less than all, of the Shares of the Responding Shareholder, at a price calculated based on the per-Share price specified in the Purchase and Sale Notice. In the event that the Responding Shareholder fails to deliver the Second Notice to the Initiating Shareholder within the thirty (30)-Day period described in this

Section 5.2(b)(ii), then the Responding Shareholder shall be deemed to have elected to sell all of the Shares of the Responding Shareholder based on the per-Share price specified in the Purchase and Sale Notice.

(iii)    Closing Pursuant to Buy/Sell Procedure Following Deadlock.    The closing of the transactions described in Section 5.2(b)(ii) (the “Deadlock Closing”) shall occur at the location agreed by the Parties for such purposes on or before the later of (A) the thirtieth (30th) Day after the expiration of the Exercise Period or (B) the fifth (5th) Business Day after the receipt of all applicable regulatory and governmental approvals to the purchase, if any. At the Deadlock Closing, the selling Shareholder shall sell, and the purchasing Shareholder shall purchase, the selling Shareholder’s Shares in accordance with the following procedure: (1) the selling Shareholder shall execute and deliver to the purchasing Shareholder (I) the stock certificates evidencing the Shares held by the selling Shareholder, free and clear of all Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto, in form and substance reasonably acceptable to the purchasing Shareholder and (II) any other instruments reasonably requested by the purchasing Shareholder to give effect to the purchase; and (2) the purchasing Shareholder shall deliver to the selling Shareholder the purchase price specified in the Purchase and Sale Notice in immediately available funds. In the event that the selling Shareholder refuses to transfer its Shares following the purchasing Shareholder’s compliance with the procedures set forth in this Section 5.2, the selling Shareholder shall be in material breach of this Agreement, and the purchasing Shareholder shall be entitled to obtain an order compelling the selling Shareholder to effect the sale of the Shares contemplated in this Section 5.2(b) pursuant to the dispute resolution procedures set forth in Section 9.1.

(iv)    Sufficiency of Payment.    Subject to any unpaid charges under any of the Transaction Documents and/or any other obligations or liabilities existing among the selling Shareholder, the other Shareholder and the Corporation as of the Deadlock Closing, the payment to the selling Shareholder pursuant to this Section 5.2 will be, and will be deemed to be, in complete liquidation and satisfaction of all the rights and interest of the selling Shareholder (and of all Persons claiming by, through, or under the selling Shareholder) in and in respect of the Corporation, including any rights against the Corporation and (insofar as the affairs of the Corporation are concerned) against the other Shareholder.

(v)    Duty to Cooperate.    The purchasing Shareholder and selling Shareholder shall cooperate with one another with respect to any purchase and sale pursuant to this Section 5.2(b) and shall act in a manner so as to effect an efficient continuation of the business and affairs of the Corporation.

        5.3    Contemplated Raw Material and Product Sales to the Corporation or its Subsidiaries by Shareholders and their Affiliates.    The Shareholders recognize and agree that it may be beneficial from time to time for the Corporation and/or its Subsidiaries to purchase raw materials and/or products from a Shareholder or an Affiliate of a Shareholder for the purpose of using such raw materials in the production of Products and/or re-selling those products with Products sold by the Corporation or any of its Subsidiaries. Any such sale shall be consummated at a price equal to the cost of the raw materials and/or products to the selling Shareholder or Affiliate plus the applicable fee set forth in the Budget for a transaction involving such raw materials or products. All such sales shall be made subject to compliance with applicable tax and legal requirements. The Budget shall set forth raw material/product quantity levels and fees (or methods for calculating fees) for contemplated raw materials and product sales pursuant to this Section 5.3. The combined costs and fees for any such transaction shall not exceed the prices for such raw materials and/or products that would be available on an arm’s length basis with an unrelated third party. Sales by any Shareholder or Affiliate of a Shareholder that are within the quantity level parameters and at the fees contemplated by the Budget shall not be subject to the advance disclosure requirements of Section 5.5. However, if Section 5.1(b) applies to any such sale, then the same shall be approved in accordance with the requirements of Section 5.1(b).

5.4    Termination of Transaction Documents.    If any Shareholder or any of its Affiliates decides to terminate any of the Transaction Documents to which it is a party due to a material breach of its terms and conditions by the Corporation, such Shareholder or its Affiliate must do so in accordance with the terms and conditions of, and subject to the cure and arbitration requirements set forth in, the Transaction Document at issue; provided, however, that before any Shareholder or its Affiliate initiates termination and/or dispute resolution procedures under a Transaction Document other than this Agreement, the Shareholder who wishes to terminate (or whose Affiliate wishes to terminate) shall first provide written notice thereof to the other Shareholder and attempt in good faith to resolve the dispute by discussion, negotiation and/or consultation with the other Shareholder for a period of thirty (30) Days from the date such written notice is received by the other Shareholder. In the event that the dispute is not resolved within such thirty (30) Day period, then the Shareholder or its Affiliate seeking termination may seek to terminate the Transaction Document at issue in accordance with the terms and conditions of, and subject to the cure and arbitration requirements set forth in, the Transaction Document at issue.

5.5    Other Transactions with Shareholders and Affiliates.    If any Shareholder or any Affiliate of such Shareholder proposes to enter into any contract, agreement or transaction with the Corporation or any Subsidiary that is not expressly contemplated by this Agreement or the then-current Budget, then the terms and conditions of such contract, agreement or transaction must be no less favorable to the Corporation than those that would be available on an arm’s length basis with unrelated third parties and such Shareholder shall, prior to entering into any such contract, agreement or transaction, disclose the proposed terms and conditions thereof to the other Shareholder prior to entering the same. Furthermore, if Section 5.1(b) applies to the proposed contract, agreement or transaction, then the same shall be approved in accordance with the requirements of Section 5.1(b). Notwithstanding the foregoing, the provisions of this Section 5.5 shall not apply to the execution and delivery of any of the Transaction Documents.

        5.6    Specific Performance.    The Shareholders agree that breach of the provisions of this ARTICLE V may cause irreparable injury to the Corporation, the Shareholders and/or their Affiliates for which monetary damages (or other remedy at law) are inadequate in view of (a) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of compliance with such provisions, and (b) the uniqueness of the Business and the relationships among the Shareholders and their Affiliates. Accordingly, the Shareholders agree that the provisions of this ARTICLE V may be enforced by specific performance.

ARTICLE VI

DISPOSITION OF SHARES; CERTIFICATES

6.1    General Restrictions; Permitted Dispositions.    No Shareholder may Dispose of or Encumber all or any portion of its Shares without the advance written consent of the other Shareholder, except as provided in this ARTICLE VI. In all events, a Shareholder may not make any Disposition of less than all of its Shares, and such Disposition may only be for Cash and only to a single transferee. The Disposition of Shares by a Shareholder to an Affiliate of the Shareholder may occur without the advance written consent of the other Shareholder (but shall nevertheless comply with the requirements of Section 6.3). Any attempted Disposition or Encumbrance of all or any portion of the Shares, other than in strict accordance with this ARTICLE VI, shall be, and is hereby declared, null and void ab initio.

6.2    [Intentionally Omitted].

6.3    Requirements Applicable to All Dispositions and Admissions.    In addition to the requirements set forth in Section 6.1, any Disposition of Shares shall also be subject to the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with:

(a)    Disposition Documents.    The following documents must be delivered to the non-Disposing Shareholder and must be reasonably satisfactory, in form and substance, to the non-Disposing Shareholder:

(i)    A copy of the documents and instruments pursuant to which the Disposition is effected.

(ii)    An instrument, executed by the Disposing Shareholder and its transferee, containing the following information and agreements, to the extent they are not contained in the documents and instruments described in Section 6.3(a)(i):

(A)    The notice address of the transferee;

(B)    The transferee’s ratification of this Agreement and agreement to be bound by it;

(C)    Representations and warranties about the transferee similar to those of the Shareholders in Sections 12.1 and 12.2; and

(D)    Representations and warranties by the Disposing Shareholder and the transferee (1) that the Disposition is being made in accordance with all applicable Law, and (2) that the instruments provided in response to this Section 6.3(a)(i) and 6.3(a)(ii) are true and correct.

(b)    Payment of Expenses.    The Disposing Shareholder shall promptly pay, or reimburse the Corporation for, all costs and expenses incurred by the Corporation in connection with the Disposition, on or before the tenth (10th) Day after receipt of the Corporation’s invoice for the amount due.

(c)    Effective Date.    Each Disposition complying with the provisions of this ARTICLE VI is effective as of the Day in which all of the requirements of this Section 6.3 have been met.

6.4    Encumbrances.    No Shareholder may Encumber all or any portion of its Shares without the consent of the other Shareholder. If the other Shareholder consents to the creation by a Shareholder of an Encumbrance on its Shares, the Shareholder effecting such Encumbrance shall ensure that the applicable secured party executes and delivers to the Shareholders a signed writing by which such secured party (a) acknowledges the rights of the Shareholders under ARTICLE VI and ARTICLE VII and (b) agrees to allow the exercise of such rights prior to any foreclosure by such secured party or its assignees on the Shares subject to such Encumbrance.

6.5    Direct Ownership Interests in Subsidiaries.

(a)    Restrictions Against Dispositions.    No Shareholder may Dispose of any portion of its direct interests in the ownership of any Subsidiary (if any) without the advance written consent of the other Shareholder, except in connection with a Disposition of its Shares permitted by and made in accordance with this ARTICLE VI. If a Shareholder Disposes of its Shares in a Disposition permitted by and made in accordance with this ARTICLE VI, the disposing Shareholder shall also Dispose of all of its direct interests in the ownership of each Subsidiary in a manner that results in the owner of the Disposed Share also holding all of the direct interests in the ownership of each Subsidiary previously held by the Disposing Shareholder.

(b)    Restrictions Against Encumbrances.    No Shareholder may Encumber all or any portion of its direct interests in the ownership of any Subsidiary (if any) without the consent of the other Shareholder. If the other Shareholder consents to the creation by a Shareholder of an Encumbrance on its direct interests in the ownership of any Subsidiary, the Shareholder effecting such Encumbrance shall ensure that the applicable secured party executes and delivers to the Shareholders a signed writing by which such secured party (a) acknowledges the rights of the Shareholders under ARTICLE VI and ARTICLE VII and (b) agrees to allow the exercise of such rights prior to any foreclosure by such secured party or its assignees on the direct interests in the ownership of any Subsidiary subject to such Encumbrance.

(c)    Attempted Dispositions or Encumbrances in Violation of Agreement.    Any attempted Disposition or Encumbrance of all or any portion of the direct interests in the ownership of any Subsidiary held by any Shareholder (if any), other than in strict accordance with this Section 6.5, shall be, and is hereby declared, null and void ab initio.

        6.6    Specific Performance.    The Shareholders agree that breach of the provisions of this ARTICLE VI may cause irreparable injury to the Corporation, the Shareholders and/or their Affiliates for which monetary damages (or other remedy at law) are inadequate in view of (a) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of compliance with such provisions, and (b) the uniqueness of the Business and the relationships among the Shareholders and their Affiliates. Accordingly, the Shareholders agree that the provisions of this ARTICLE VI may be enforced by specific performance.

6.7    Certificates of Shares; Legend.    The Shareholders shall be entitled to one or more certificates signed in the name of the Corporation by the Executive Officer representing the number of Shares owned by them. In the event of the loss, theft or destruction of any certificate of stock, another certificate may be issued in its place pursuant to such regulations as the Shareholders may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity. All certificates evidencing the ownership of Shares that the Shareholder presently owns or hereafter acquires shall bear the following legend:

THE RIGHTS OF SHAREHOLDERS IN A STATUTORY CLOSE CORPORATION MAY DIFFER MATERIALLY FROM THE RIGHTS OF SHAREHOLDERS IN OTHER CORPORATIONS. COPIES OF THE ARTICLES OF INCORPORATION, THE BYLAWS, IF ANY, AND SHAREHOLDERS’ AGREEMENTS OR OTHER DOCUMENTS, WHICH MAY RESTRICT TRANSFERS AND AFFECT VOTING OR OTHER RIGHTS, MAY BE OBTAINED WITHOUT CHARGE BY A SHAREHOLDER ON WRITTEN REQUEST TO THE CORPORATION.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER (THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT OR AN EXEMPTION THEREFROM.

ARTICLE VII

TERMINATION

7.1    Termination Events.    This ARTICLE VII shall apply to any of the following events (each a “Termination Event”):

(a)    A Shareholder becomes a Bankrupt Shareholder or any Owner Party of such Shareholder becomes (if such Owner Party were a Shareholder) a Bankrupt Shareholder;

(b)    The dissolution of a Shareholder or any Owner Party of such Shareholder;

(c)    A Change of Control or a sale of all or substantially all of a Shareholder’s assets resulting in such assets being controlled or held, as applicable, directly or indirectly, by a Person other than an Affiliate of such Shareholder (i) who is on the other Shareholder’s Prohibited List or any Affiliate of such Person or (ii) who is engaged, directly or indirectly, in the other Shareholder’s Competing Business; and/or

(d)    An arbitrator, in accordance with the provisions of ARTICLE IX, determines that a Shareholder or any of its Affiliates has materially breached this Agreement and has failed to cure such material breach during the thirty (30)-Day period commencing on the date such Shareholder received written notice of such breach from the other Shareholder.

In each case, the Shareholder with respect to whom a Termination Event has occurred is referred to herein as the “Affected Shareholder”.

7.2    Effects of a Termination Event Due to Material Breach Under This Agreement.

(a)    Rights of Non-Affected Shareholder.    If a Termination Event of the type described in Section 7.1(d) occurs, as part of the arbitration proceeding in which the finding described in Section 7.1(d) is made, the non-Affected Shareholder shall be entitled to (i) initiate the buy/sell procedure described in Section 7.2(b) or (ii) cause the liquidation of the Corporation pursuant to the provisions of ARTICLE X.

(b)    USA Material Breach Buy/Sell Procedure.

(i)    Initiation of Procedure.    To initiate a buy/sell procedure in connection with a Termination Event of the type described in Section 7.1(d), the non-Affected Shareholder shall deliver to the Affected Shareholder and the arbitrator of the arbitration proceeding in which the finding described in Section 7.1(d) is made a notice (the “USA Material Breach Buy/Sell Notice”) designating a per-Share price for all, but not less than all, of the Affected Shareholder’s Shares.

(ii)    Rights of Affected Shareholder.    Within thirty (30) Days of the receipt by the Affected Shareholder of the USA Material Breach Buy/Sell Notice, the Affected Shareholder shall elect, via delivery of notice to the non-Affected Shareholder and such arbitrator, to, in a transaction overseen by the arbitrator of such arbitration proceeding, either (A) sell all, but not less than all, of the Shares of the Affected Shareholder to the non-Affected Shareholder or its designee for cash in an amount equal to ninety percent (90%) of the price calculated based on the per-Share price designated in the USA Material Breach Buy/Sell Notice minus the amount of damages resulting from the Affected Shareholder’s breach of the Agreement that is the basis for the Termination Event (as determined by such arbitrator) (the “Material Breach Arbitration Award”) or (B) purchase all, but not less than all, of the Shares of the non-Affected Shareholder for cash in an amount equal to one hundred percent (100%) of the price calculated based on the per-Share price designated in the USA Material Breach Buy/Sell Notice plus the Material Breach Arbitration Award. In the event that the Affected Shareholder fails to so elect within the thirty (30)-Day period described in this Section 7.2(b)(ii), then the Affected Shareholder shall be deemed to have elected to sell all of the Shares of the Affected Shareholder based on the per-Share price described in Section 7.2(b)(ii)(A).

(iii)    Closing of Buy/Sell Transaction.    The closing of the transactions described in Section 7.2(b) shall occur at such time and pursuant to this Section 7.2(b)(iii) and such other procedures as are determined by the arbitrator of the arbitration proceeding in which the finding described in Section 7.1(d) is made. At such closing, the selling Shareholder shall sell, and the purchasing Shareholder shall purchase, the selling Shareholder’s Shares in accordance with the following procedure: (A) the selling Shareholder shall execute and deliver to the purchasing Shareholder (1) the stock certificates evidencing the Shares held by the selling Shareholder, free and clear of all Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto, in form and substance reasonably acceptable to the purchasing Shareholder and such arbitrator, and (2) any other instruments reasonably requested by the purchasing Shareholder or such arbitrator to give effect to the purchase; and (B) the purchasing Shareholder shall deliver to the selling Shareholder the applicable purchase price in immediately available funds. In the event that the selling Shareholder refuses to transfer its Shares following the purchasing Shareholder’s compliance with the procedures set forth in this Section 7.2(b), the selling Shareholder shall be in material breach of this Agreement, and the purchasing Shareholder shall be entitled to obtain from such arbitrator an order compelling the selling Shareholder to effect the sale of the Shares contemplated in this Section 7.2(b) and to execute and deliver such other documentation required by such arbitrator.

(iv)    Sufficiency of Payment.    Subject to any unpaid charges under any of the Transaction Documents and/or any other obligations or liabilities existing among the selling Shareholder, the other Shareholder and the Corporation as of the closing of the transactions described in Section 7.2(b), the payment to the selling Shareholder pursuant to this Section 7.2 will be, and will be deemed to be, in complete liquidation and satisfaction of all the rights and interest of the selling Shareholder (and of all Persons claiming by, through, or under the selling Shareholder) in and in respect of the Corporation, including any rights against the Corporation and (insofar as the affairs of the Corporation are concerned) against the other Shareholder.

7.3    Effects of a Termination Event Due to Change of Control.    If a Termination Event of the type described in Section 7.1(c) occurs, the non-Affected Shareholder shall be entitled to (a) in the capacity of an Initiating Shareholder, initiate the procedure set forth in Section 5.2(b) for the resolution of a Deadlock and, as applicable, purchase all, but not less than all, of the Shares of the Affected Shareholder, or sell all, but not less than all, of the Shares of the non-Affected Shareholder to the Affected Shareholder in accordance with Section 5.2(b) or (b) cause the liquidation of the Corporation pursuant to the provisions of ARTICLE X.

7.4    Procedure for Other Termination Events.    If a Termination Event of the type described in Section 7.1(a) or 7.1(b) occurs, the following shall apply:

(a)    Notice of Termination Event.    The Affected Shareholder (or its representative) shall promptly give notice of the Termination Event to the other Shareholder and, upon learning of the Termination Event (via such notice or otherwise) the non-Affected Shareholder shall have the option to (i) acquire all of the Shares held by the Affected Shareholder or (ii) cause the liquidation of the Corporation pursuant to the provisions of ARTICLE X.

(b)    Exercise of Termination Rights.    The non-Affected Shareholder may exercise such rights by notifying the Affected Shareholder (or its representative) of the exercise of such option within thirty (30) Days following the later of the occurrence of such Termination Event and the receipt by the non-Affected Shareholder of the Affected Shareholder’s notice as required by the first sentence of Section 7.4(a), (the “Termination Option Period”). If the non-Affected Shareholder does not respond during the Termination Option Period, the non-Affected Shareholder shall be deemed to have waived its rights pursuant to this Section 7.4.

(c)    Effectuation of Termination Option.    If, during the Termination Option Period, the non-Affected Shareholder (the “Termination Buyer”) exercises its option under Section 7.4 to acquire all of the Shares held by the Affected Shareholder, then each of the following shall apply:

(i)    Price, Payment and Documentation.    The Affected Shareholder shall sell, and the Termination Buyer shall purchase, the Affected Shareholder’s Shares for cash in an amount equal to the fair market value of such Shares (as determined in accordance with this Section 7.4). At the closing of such sale: (A) the Affected Shareholder shall execute and deliver to the Termination Buyer (1) the stock certificates evidencing the Shares held by the Affected Shareholder, free and clear of all Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto, in form and substance reasonably acceptable to the Termination Buyer, and (2) any other instruments reasonably requested by the Termination Buyer to give effect to the purchase; and (B) the Termination Buyer shall deliver to the Affected Shareholder the purchase price specified in this Section 7.4 in immediately available funds. In the event that the Affected Shareholder refuses to transfer its Shares following the Termination Buyer’s compliance with the procedures set forth in this Section 7.4, the Affected Shareholder shall be in material breach of this Agreement, and the Termination Buyer shall be entitled to obtain an order compelling the Affected Shareholder to effect the sale of the Shares contemplated in this Section 7.4 pursuant to the dispute resolution procedures set forth in Section 9.1.

(ii)    Termination Option Closing Date and Location.    The date for the sale transaction described in Section 7.4 shall be selected by the Termination Buyer but shall occur on or before the later of (A) if no Formal Termination Valuation is utilized, forty-five (45) Days, or if a Formal Termination Valuation is utilized, ninety (90) Days, after the end of the Termination Option Period or (B) the fifth (5th) Business Day after the receipt of all applicable regulatory and governmental approvals to such sale transaction, if any.

(iii)    Sufficiency of Payment.    Subject to any unpaid charges under any of the Transaction Documents and/or any other obligations or liabilities existing among the selling Shareholder, the other Shareholder and the Corporation as of the closing of the sale transaction described in Section 7.4, the payment to the Affected Shareholder pursuant to this Section 7.4 will be, and will be deemed to be, in complete liquidation and satisfaction of all the rights and interest of the Affected Shareholder (and of all Persons claiming by, through, or under the Affected Shareholder) in and in respect of the Corporation, including any rights against the Corporation and (insofar as the affairs of the Corporation are concerned) against the other Shareholder.

(iv)    Determination of Fair Market Value.    The fair market value of the Shares of the Affected Shareholder to be sold pursuant to this Section 7.4 shall be determined, if possible, by the mutual agreement of the Termination Buyer and the Affected Shareholder. If the Termination Buyer and the Affected Shareholder do not reach such agreement as to fair market value of such interests on or before the thirtieth (30th) Day following the end of the Termination Option Period, either of them, by notice to the other, may require the determination of fair market value to be made by the Valuation Specialist (such determination by the Valuation Specialist, the “Formal Termination Valuation”).

ARTICLE VIII

NONCOMPETITION, NONSOLICITATION AND CONFIDENTIALITY

8.1    Noncompetition.    Except as expressly set forth in this ARTICLE VIII, this Agreement shall not restrict in any way the right and ability of the Shareholders or Affiliates of the Shareholders at any time and from time to time to engage in and possess interests in other business ventures of any and every type and description, independently or with others. For avoidance of doubt, the provisions of this Section 8.1, including Section 8.1(a) and Section 8.1(b), shall be subject to the final paragraph of this Section 8.1.

(a)    Restriction on Shareholders and Exiting Shareholders regarding Products.

(i)    While a Shareholder.  Unless expressly authorized by the advance written consent of the other Shareholder, no Shareholder shall (and each Shareholder shall cause its Affiliates not to) engage, directly or indirectly (other than via the Corporation and the Corporation’s Subsidiaries), in the manufacture, marketing, selling or servicing of Products in any part of the U.S. or Canada.

(ii)    After Shareholder Exits Corporation.  If a Shareholder (the “Exiting Shareholder”) Disposes of its Shares to a non-Affiliate of the Exiting Shareholder pursuant to Section 5.2, 6.1, 7.2, 7.3 or 7.4 or the Corporation is liquidated pursuant to Section 7.2, 7.3 or 7.4 due to the occurrence of a Termination Event with respect to the Exiting Shareholder or any Owner Party of the Exiting Shareholder, then, for the two (2) year period after the date of such Disposition or liquidation, unless expressly authorized by the advance written consent of the Corporation (or, in the event of such a liquidation, the consent of the non-Affected Shareholder), the Exiting Shareholder shall not (and the Exiting Shareholder shall cause its Affiliates not to) engage, directly or indirectly, in the manufacture, marketing, selling or servicing in any part of the U.S. or Canada of any Products that were included in the product line(s) of the Corporation or any of its Subsidiaries immediately prior to the date of such Disposition or liquidation.

(b)    Additional Restrictions on Parent Companies of Shareholders.

(i)    ADS Parent Restrictions While Affiliate is a Shareholder.    So long as ADS Parent or any Affiliate of ADS Parent remains a Shareholder, unless expressly authorized by the advance written consent of the other Shareholder, ADS Parent shall not (and ADS Parent shall cause its Affiliates not to) engage, directly or indirectly (other than via the Corporation and the Corporation’s Subsidiaries), in the manufacture, marketing, selling or servicing of Products in any part of the U.S. or Canada.

(ii)    ADS Parent Restrictions After Affiliate Exits Corporation.    If any Affiliate of ADS Parent that is a Shareholder (including ADS Parent if it is the Shareholder) (the “ADS Shareholder”) Disposes of its Shares to a non-Affiliate of ADS Parent pursuant to Section 5.2, 6.1, 7.2, 7.3 or 7.4 or the Corporation is liquidated pursuant to Section 7.2, 7.3 or 7.4 due to the occurrence of a Termination Event with respect to the ADS Shareholder or any Owner Party of the ADS Shareholder, then, for the two (2) year period after the date of such Disposition or liquidation, unless expressly authorized by the advance written consent of the Corporation (or, in the event of such a liquidation, the consent of the non-Affected Shareholder), ADS Parent shall not (and ADS Parent shall cause its Affiliates not to) engage, directly or indirectly, in the manufacture, marketing, selling or servicing in any part of the U.S. or Canada of any Products that were included in the product line(s) of the Corporation or any of its Subsidiaries immediately prior to the date of such Disposition or liquidation.

(iii)    Tigre Parent Restrictions While Affiliate is a Shareholder.    So long as Tigre Parent or any Affiliate of Tigre Parent remains a Shareholder, unless expressly authorized by the advance written consent of the other Shareholder, Tigre Parent shall not (and Tigre Parent shall cause its Affiliates not to) engage, directly or indirectly (other than via the Corporation and the Corporation’s Subsidiaries), in the manufacture, marketing, selling or servicing of Products in any part of the U.S. or Canada.

(iv)    Tigre Parent Restrictions After Affiliate Exits Corporation.    If any Affiliate of Tigre Parent that is a Shareholder (including Tigre Parent if it is the Shareholder) (the “Tigre Shareholder”) Disposes of its Shares to a non-Affiliate of Tigre Parent pursuant to Section 5.2, 6.1, 7.2, 7.3 or 7.4 or the Corporation is liquidated pursuant to Section 7.2, 7.3 or 7.4 due to the occurrence of a Termination Event with respect to the Tigre Shareholder or any Owner Party of the Tigre Shareholder, then, for the two (2) year period after the date of such Disposition or liquidation, unless expressly authorized by the advance written consent of the Corporation (or, in the event of such a liquidation, the consent of the non-Affected Shareholder), Tigre Parent shall not (and Tigre Parent shall cause its Affiliates not to) engage, directly or indirectly, in the manufacture, marketing, selling or servicing in any part of the U.S. or Canada of any Products that were included in the product line(s) of the Corporation or any of its Subsidiaries immediately prior to the date of such Disposition or liquidation.

Notwithstanding anything to the contrary in this Agreement, this Section 8.1 does not and shall not restrict in any way the manufacture, marketing, selling or servicing (i) by ADS Parent and/or its Affiliates of (A) any product offered for sale by ADS Parent or any of its Affiliates on or before the Effective Date, (B) (I) products of the type or similar to products supplied by the Nyloplast product line of ADS Parent and/or its Affiliates or (II) any now existing or future developed structures, in-line drains, heavy-duty road and highway structures or curb inlet structures and related products for underground drainage systems, (C) products of the type or similar to products supplied by the Inserta Tee product line of ADS Parent and/or its Affiliates or (D) any other products (other than Products in the U.S. or Canada), including fittings used in connection with corrugated polyethylene and polypropylene pipe products or (ii) by Tigre Parent and/or its Affiliates of (A) any product offered for sale or, to the extent listed on Exhibit C attached hereto, under development by Tigre Parent or any of its Affiliates on or before the Effective Date (other than Products in the U.S. or Canada) or (B) any other products (other than Products in the U.S. or Canada).

8.2    Nonsolicitation.

(a)    While a Shareholder.    Unless expressly authorized by the advance written consent of the employer of the employee at issue, each Shareholder and each of ADS Parent and Tigre Parent shall not (and each shall cause its respective Affiliates not to), directly or indirectly, during the period in which it or any of its Affiliates is a Shareholder: (i) induce or attempt to induce any employee of the Corporation, any Subsidiary, the other Shareholder or any of the Affiliates of the other Shareholder to leave the employ of the Corporation, any Subsidiary, the other Shareholder or any of the Affiliates of the other Shareholder (as applicable); (ii) in any way interfere with the relationship between the Corporation, any Subsidiary, the other Shareholder or any of the Affiliates of the other Shareholder and any employee of the Corporation, any Subsidiary, the other Shareholder or any of the Affiliates of the other Shareholder (as applicable); or (iii) employ or otherwise engage as an employee, independent contractor or otherwise any employee of the Corporation, any Subsidiary, the other Shareholder or any of the Affiliates of the other Shareholder.

(b)    After Shareholder Exits Corporation.    Unless expressly authorized by the advance written consent of the employer of the employee at issue:

(i)    Exiting Shareholders Generally.    If a Shareholder Disposes of its Shares to a non-Affiliate of such Shareholder pursuant to Section 5.2, 6.1, 7.2, 7.3 or 7.4 or the Corporation is liquidated pursuant to Section 7.2, 7.3 or 7.4 due to the occurrence of a Termination Event with respect to such Shareholder or any Owner Party of such Shareholder, then such Shareholder shall continue to comply with Section 8.2(a) for the two (2) year period after the date of such Disposition or liquidation.

(ii)    Exiting ADS Shareholders.    If an ADS Shareholder Disposes of its Shares to a non-Affiliate of ADS Parent pursuant to Section 5.2, 6.1, 7.2, 7.3 or 7.4 or the Corporation is liquidated pursuant to Section 7.2, 7.3 or 7.4 due to the occurrence of a Termination Event with respect to the ADS Shareholder or any Owner Party of the ADS Shareholder, then ADS Parent shall continue to comply with Section 8.2(a) for the two (2) year period after the date of such Disposition or liquidation.

(iii)    Exiting Tigre Shareholders.    If a Tigre Shareholder Disposes of its Shares to a non-Affiliate of Tigre Parent pursuant to Section 5.2, 6.1, 7.2, 7.3 or 7.4 or the Corporation is liquidated pursuant to Section 7.2, 7.3 or 7.4 due to the occurrence of a Termination Event with respect to the Tigre Shareholder or any Owner Party of the Tigre Shareholder, then Tigre Parent shall continue to comply with Section 8.2(a) for the two (2) year period after the date of such Disposition or liquidation.

8.3    Confidentiality.

(a)    Duty of Confidentiality with respect to Shareholder Confidential Information.    Each Shareholder shall (and shall cause its Affiliates to), the Corporation shall (and shall cause its Affiliates to), and each of ADS Parent and Tigre Parent shall (and shall cause its Affiliates to):

(i)    Use any Confidential Information of a Shareholder (in such Shareholder’s capacity as the discloser of its Confidential Information, the “Disclosing Shareholder”) only with regard to the Business of the Corporation and its Subsidiaries and not for any other purpose during the period when the Disclosing Shareholder or any of its Affiliates is a Shareholder; and

(ii)    Hold such Confidential Information in strict confidence and not disclose the same to any third party without the prior written consent of the Disclosing Shareholder.

(b)    Duty of Confidentiality with respect to Corporation and Subsidiary Confidential Information.    Each Shareholder shall (and shall cause its Affiliates to) and each of ADS Parent and Tigre Parent shall (and shall cause their respective Affiliates to):

(i)    Use any Confidential Information of the Corporation or any Subsidiary only with regard to the Business of the Corporation and its Subsidiaries and not for any other purpose during the period (A) with respect to any Shareholder, when such Shareholder or any of its Affiliates is a Shareholder, (B) with respect to ADS Parent, when ADS Parent or any of its Affiliates is a Shareholder and (C) with respect to Tigre Parent, when Tigre Parent or any of its Affiliates is a Shareholder; and

(ii)    Hold such Confidential Information in strict confidence and not disclose the same to any third party without the prior written consent of the Corporation.

(c)    Duration of Confidentiality Obligations.

(i)    Shareholder Confidential Information.    With respect to Confidential Information of a Disclosing Shareholder, the use and confidentiality restrictions set forth in Section 8.3(a) shall apply to the other Shareholder, the Corporation, ADS Parent and Tigre Parent (as applicable) only until the conclusion of the two (2) year period following the date on which either (A) none of such other Shareholder or its Affiliates is a Shareholder or (B) none of the Disclosing Shareholder or its Affiliates is a Shareholder.

(ii)    Corporation or Subsidiary Confidential Information.    With respect to Confidential Information of the Corporation or a Subsidiary, the use and confidentiality restrictions set forth in Section 8.3(b) shall apply to the other Shareholder, ADS Parent and Tigre Parent only until the conclusion of the two (2) year period following the date on which either of the Shareholders ceases to be a Shareholder and none of the Affiliates of such Shareholder is a Shareholder.

(d)    Permitted Disclosures.    Notwithstanding the foregoing, a Receiving Person shall be permitted to make disclosures of Confidential Information of a Disclosing Shareholder, the Corporation or a Subsidiary of the Corporation:

(i)    Required by Law;

(ii)    To a lender of or investor to the Receiving Person, provided that such lender or investor has agreed in writing to be bound by use and confidentiality restrictions at least as restrictive as those applicable to the Receiving Person, as the same are set forth in this Section 8.3, with respect to such Confidential Information;

(iii)    To directors, officers, employees or representatives of such Receiving Person or an Affiliate of such Receiving Person; provided, however, that any such Person must (A) be informed of the obligations set forth in this Section 8.3 and (B) agree to abide by use and confidentiality restrictions at least as restrictive as those applicable to the Receiving Person, as the same are set forth in this Section 8.3, with respect to such Confidential Information; or

(iv)    If and to the extent deemed appropriate by any Receiving Person, in its sole discretion, to any federal, state, local or foreign government (or any agency thereof).

(e)    Disclosures to Related Persons.    Each Receiving Person shall take appropriate steps to cause any recipients of Confidential Information of a Disclosing Shareholder, the Corporation or a Subsidiary of the Corporation permitted under the foregoing Section 8.3(d)(iii) (collectively, “Related Persons”) to comply with the same confidentiality obligations and use restrictions as are applicable to the Receiving Person with respect to such Confidential Information under this Section 8.3 and agrees to enforce the terms of this Section 8.3 as to its Related Persons, and to be responsible for any failure of its Related Persons to abide by the terms of this Section 8.3, as if such Related Person were the Receiving Person under this Section.

(f)    Disclosures in Judicial or Governmental Proceedings.    If a Receiving Person is subject to judicial or governmental proceedings requiring disclosure of particular Confidential Information of a Disclosing Shareholder, the Corporation or a Subsidiary of the Corporation, then, prior to any such disclosure, the Receiving Person shall provide such Disclosing Shareholder, the Corporation or such Subsidiary of the Corporation, as the case may be, with reasonable prior notice thereof and exercise its best efforts to cooperate with and permit such Disclosing Shareholder, the Corporation or such Subsidiary of the Corporation, as the case may be, to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the Confidential Information of such Disclosing Shareholder, the Corporation or such Subsidiary of the Corporation, as the case may be, as such Disclosing Shareholder, the Corporation or such Subsidiary of the Corporation, as the case may be, may so designate.

8.4    Remedial Provisions.    The Shareholders, the Corporation, ADS Parent and Tigre Parent acknowledge and agree that all of the restrictions in this ARTICLE VIII are reasonable in all respects, including duration, geographical limitation and scope of activity restricted. The

Shareholders, the Corporation, ADS Parent and Tigre Parent further agree that each of the covenants contained in this ARTICLE VIII shall be construed as separate agreements independent of any other provision of this Agreement or of any other agreement between such Persons or any other Person. Each of the Shareholders, the Corporation, ADS Parent and Tigre Parent acknowledges and agrees that an actual or threatened breach of the provisions of this ARTICLE VIII by it shall cause irreparable harm to the others, which harm cannot be fully redressed by the payment of damages. Accordingly, each of the non-breaching Parties shall be entitled, in addition to any other right or remedy it may have at law or in equity, to an injunction enjoining or restraining any breach or threatened breach of the provisions of this ARTICLE VIII. Moreover, in the event of a breach of any covenant of this ARTICLE VIII, the term of such covenant will be extended by the period of the duration of such breach.

ARTICLE IX

ARBITRATION

9.1    Submission of Disputes to Arbitration.    Except to the extent provided in Section 5.2, any dispute, deadlock, controversy or claim arising out of or relating to this Agreement (a “Dispute”), including disputes and controversies and claims with respect to the validity or effect of this ARTICLE IX, that is not resolved in a manner satisfactory to the Shareholders within thirty (30) Days after any Shareholder gives the other Shareholder formal written notice that a Dispute exists, is to be resolved exclusively and finally by arbitration conducted in accordance with this Section 9.1. No arbitration procedures under this Section 9.1 shall prevent the resolution of Deadlocks as provided in Section 5.2.

(a)    Joinder with Existing Arbitrations.    Given the various agreements between and among the Shareholders, Affiliates of the Shareholders (including ADS Parent and its Affiliates), the Corporation and current and future Subsidiaries relating to the Business that may be in effect at any given point in time (“Related Agreements”), it is hereby agreed that the manner of conduct and procedures for any arbitration of any Dispute shall be joined to, consolidated with, coordinated with, and mirror to the extent possible any then-pending arbitration of related matters conducted pursuant to any Related Agreement referenced in this Agreement (including Transaction Documents) or approval of which was a Major Matter (any such arbitration, an “Existing Arbitration”) and the arbitrator(s) of such Existing Arbitration shall also serve as the arbitrator(s) of such Dispute. In the event that there is no Existing Arbitration at the time of a Dispute, the provisions of Section 9.1(b) shall apply to the arbitration of the Dispute. Additionally, in any event, the applicable provisions of Section 9.1(b) governing allocation of fees and expenses related to the Dispute shall apply to the arbitration of the Dispute.

(b)    Arbitration Procedures.    The arbitration shall be conducted under and in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by one arbitrator fluent in English appointed in accordance with the ICC Rules. The arbitrator shall issue its award in accordance with Wisconsin Law, but follow the ICC Rules in all respects. The arbitrator shall be (1) a U.S. lawyer and (2) experienced in arbitrating international commercial disputes. The arbitration shall take place in Chicago, Illinois. Except to the extent that any of the following shall cause a conflict with the preceding sentence, the following shall apply to the arbitration:

(i)    The arbitration shall be conducted in English and in any other language that a party to the arbitration may request; provided, however, that the expense of conducting the arbitration in such additional language shall be borne solely by the party requesting the same;

(ii)    The decision of the arbitrator shall be rendered as expeditiously as possible within the six (6)-month term contemplated by the ICC Rules; provided, however, that any arbitrator is hereby authorized to extend the duration of the arbitration beyond such six (6)-month term for cause without the prior consent of the parties to the arbitration;

(iii)    The award of the arbitrator shall be final and binding, and shall not be subject to further judicial review (the award shall be in writing in English);

(iv)    The arbitrator shall neither have nor exercise any power to award special, exemplary, indirect, consequential, punitive or similar damages;

(v)    The arbitrator’s decisions may be enforced in any court of competent jurisdiction in Brazil and/or the U.S. and any other jurisdiction in which a party involved in the Dispute is organized, and any such court is hereby authorized to enter judgment on the arbitrator’s decisions;

(vi)    The parties to the arbitration shall pay on an equal share basis the fees and expenses of the arbitration proceeding, including fees and expenses of the arbitrators and International Chamber of Commerce; and

(vii)    Each party to the arbitration shall carry out without delay the provisions of any arbitration award or decision.

9.2    Exclusive Dispute Resolution Method.    Except to the extent provided in Section 5.2, arbitration under this ARTICLE IX is the exclusive method for resolving any Dispute and no party to this Agreement will commence any action or proceeding based on any Dispute, except to enforce an arbitrator’s decision as provided in this ARTICLE IX or to compel the other Persons to participate in arbitration under this ARTICLE IX.

ARTICLE X

DISSOLUTION AND WINDING UP

10.1    Dissolution.    The Corporation shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(a)    The unanimous consent of the Shareholders; and/or

(b)    The occurrence of any Termination Event with respect to which the non-Affected Shareholder exercises during the Termination Option Period its option to cause the liquidation of the Corporation.

10.2    Winding Up.    On the occurrence of a Dissolution Event, the non-Affected Shareholder shall select one or more representatives to act as a liquidator of the Corporation. The liquidator shall proceed diligently to wind up the affairs of the Corporation and its Subsidiaries and make final distributions as provided in this Agreement, the Articles of Incorporation, the Wisconsin Business Corporation Law and the Code. The costs of winding up shall be borne as a Corporation expense. Until final distribution, the liquidator shall continue to operate the Corporation properties with all of the power and authority of the Shareholders. The steps to be accomplished by the liquidator are as follows:

(a)    As promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by any of the top five (5) leading accounting firms of internationally recognized standards having offices in Chicago, Illinois of the Corporation’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(b)    Pursuant to the terms of the License Agreements, the Corporation and each Subsidiary shall (i) cease using any and all Intellectual Property of any Shareholder or its Affiliates (including Intellectual Property licensed to it pursuant to any License Agreement) and (ii) change their names to eliminate any direct or indirect reference to “Tigre,” “ADS” or “Advanced Drainage Systems”;

(c)    The liquidator shall pay, satisfy or discharge from Corporation funds all of the debts, liabilities and obligations of the Corporation or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(d)    All remaining assets of the Corporation shall be distributed to the Shareholders on a Pro Rata basis, except that any Intellectual Property of the Corporation or any Subsidiary shall be distributed jointly to the Shareholders such that both Shareholders receive all of the same rights with respect to such Intellectual Property and do not require the other’s consent to use such Intellectual Property.

10.3    Provisions Which Survive Disposition or Termination.    The Disposition by a Shareholder of its Shares, the termination of this Agreement or the dissolution or winding up of the Corporation shall be without prejudice to any rights or liabilities of any Shareholder which have accrued prior to such cancellation or termination and shall not affect any provisions of this Agreement that are expressly or by necessary implication intended to survive such Disposition or termination. Without limiting the generality of the foregoing, the provisions of Section 4.2 and 6.3 and ARTICLE VIII, ARTICLE IX, ARTICLE X, ARTICLE XII, and ARTICLE XIII, and any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following such Disposition, termination, dissolution or winding up.

ARTICLE XI

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

11.1    Maintenance of Books.    The Corporation shall keep or cause to be kept at the principal office of the Corporation complete and accurate books and records of the Corporation,

supporting documentation of the transactions with respect to the conduct of the Corporation’s business and minutes of the proceedings of its Shareholders. The records shall include, but not be limited to, complete and accurate information regarding the state of the business and financial condition of the Corporation; a copy of this Agreement and all amendments thereto; a current list of the names and last known business, residence, or mailing addresses of all Shareholders; and the Tax Returns of the Corporation and its Subsidiaries as required by any applicable Law.

11.2    Accounts and Records.    The Corporation will cause its accounts, records and accounting information to be:

(a)    Maintained in accordance with all applicable Laws, IFRS and GAAP; and

(b)    Audited annually by the Corporation’s auditor.

11.3    Access to Records.    Each Shareholder is entitled to any and all information regarding the Corporation and its Subsidiaries. Subject to the requirements of confidentiality set forth in Section 8.3, each Shareholder may inspect the books, accounts and records of the Corporation, provided that such Shareholder provides reasonable advance notice to the Corporation and to the other Shareholder prior to any such inspection.

11.4    Financial Reporting.    Subject to the terms of Section 8.3 of this Agreement, the Corporation and the Executive Officer must provide the Shareholders with sufficient management and financial information and reports to allow the Shareholders to monitor the conduct of the Business, including:

(a)    The financial reports and information listed in Schedule II at the times specified in Schedule II; and

(b)    Any other reports or statements that the Shareholders may reasonably require.

ARTICLE XII

REPRESENTATIONS AND WARRANTIES; ADDITIONAL COVENANTS;

INDEMNIFICATION

12.1    General Representations and Warranties of ADS Ventures and ADS Parent.    Each of ADS Ventures and ADS Parent hereby represents and warrants to Tigre Parent as follows:

(a)    Corporate Existence and Power.  Each of ADS Ventures and ADS Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, U.S. Each of ADS Ventures and ADS Parent has all requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder, and no consent or approval of any other Person or governmental authority is required therefor that has not been obtained, except for consents or approvals where the failure to obtain such consent or approval would not have a material adverse effect. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action of each of ADS Ventures and ADS Parent. This Agreement is a valid and binding obligation of each of ADS Ventures and ADS Parent and is enforceable against each of ADS Ventures and ADS Parent in accordance with its terms and conditions, except as the enforceability thereof may be limited by bankruptcy, insolvency or other applicable Laws affecting the enforcement of creditors’ rights generally.

(b)    Non-contravention.  The execution and delivery of this Agreement and the consummation by each of ADS Ventures and ADS Parent of the transactions contemplated hereby do not, and with the giving of notice or lapse of time will not, violate, constitute a default under any Law or cause the termination of (a) the certificate of incorporation, charter or bylaws, as applicable, of ADS Ventures or ADS Parent or (b) any agreement, mortgage, license, permit or other instrument or obligation to which ADS Ventures or ADS Parent is bound.

12.2    General Representations and Warranties of Tigre Parent.    Tigre Parent hereby represents and warrants to ADS Ventures and ADS Parent as follows:

(a)    Corporate Existence and Power.  Tigre Parent is a corporation (sociedade anônima) duly organized, validly existing and in good standing under the laws of Brazil. Tigre Parent has all requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder, and no consent or approval of any other Person or governmental authority is required therefor that has not been obtained, except for consents or approvals where the failure to obtain such consent or approval would not have a material adverse effect. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action of Tigre Parent. This Agreement is a valid and binding obligation of Tigre Parent and is enforceable against Tigre Parent in accordance with its terms and conditions, except as the enforceability thereof may be limited by bankruptcy, insolvency or other applicable Laws affecting the enforcement of creditors’ rights generally.

(b)    Non-contravention.  The execution and delivery of this Agreement and the consummation by Tigre Parent of the transactions contemplated hereby do not, and with the giving of notice or lapse of time will not, violate, constitute a default under any Law or cause the termination of (a) the articles of incorporation, charter or bylaws, as applicable, of Tigre Parent or (b) any agreement, mortgage, license, permit or other instrument or obligation to which Tigre Parent is bound.

12.3    Legal Compliance.    As majority Shareholder and having power to appoint the Executive Officer, Tigre Parent covenants that it shall (and shall cause its Affiliates and the Executive Officer to), cause the Business and all transactions and activities of the Corporation or on behalf of the Corporation to comply in all material respects with all applicable Laws.

12.4    Covenants Regarding Release from Guaranties.    Upon the Disposition of a Shareholder’s Shares in accordance with the terms of this Agreement, the Corporation and the remaining Shareholder(s) shall use their best efforts in securing the release, prior to the closing of the transactions pursuant to which such Shareholder is Disposing of its Shares, of such Shareholder and its Affiliates from any Corporation debts that such Shareholder and its Affiliates have guaranteed on behalf and for the benefit of the Corporation and/or any Subsidiary (the “Guaranteed Debts”). In the event that the release of all of the Guaranteed Debts has not been secured prior to the closing of the transactions pursuant to which such Shareholder is Disposing of its Shares, the Corporation and the remaining Shareholder(s) shall indemnify the Shareholder Disposing of its Shares and/or its Affiliates for any loss, damage, or expense (including reasonable attorneys’ fees and other out-of-pocket expenses) resulting from any Guaranteed Debts for which such Shareholder and/or its Affiliates remain liable as of such date.

12.5    Indemnification by the Shareholders.    To the fullest extent permitted by applicable Law, each Shareholder shall indemnify the other Shareholder, its Affiliates and the directors, officers, stockholders, managers, members, employees, agents, heirs, successors, and assigns of such other Shareholder and its Affiliates (the “Other Party Indemnitees”) and the Corporation, its Subsidiaries, its Affiliates and the directors, officers, stockholders, managers, members, employees, agents, heirs, successors, and assigns of the Corporation, its Subsidiaries and its Affiliates (the “Corporation Indemnitees”) and hold such Other Party Indemnitees and Corporation Indemnitees harmless from and against all losses, costs, liabilities, damages, and expenses (including costs of suit and attorneys fees) they may incur on account of any breach by the indemnifying Shareholder of any of its representations, warranties or covenants contained in ARTICLE XII. In support of the indemnification obligations of the Shareholders set forth in this Section 12.5, ADS Parent and Tigre Parent hereby agree as set forth below.

(a)    ADS Parent Indemnification.  To the fullest extent permitted by applicable Law, ADS Parent shall indemnify Tigre Parent, its Affiliates and the directors, officers, stockholders, managers, members, employees, agents, heirs, successors, and assigns of Tigre Parent and its Affiliates (the “Tigre Indemnitees”) and the Corporation Indemnitees and hold such Tigre Indemnitees and Corporation Indemnitees harmless from and against all losses, costs, liabilities, damages, and expenses (including costs of suit and attorneys fees) they may incur on account of any breach by ADS Parent or any ADS Shareholder of any of its representations, warranties or covenants contained in ARTICLE XII.

(b)    Tigre Parent Indemnification.  To the fullest extent permitted by applicable Law, Tigre Parent shall indemnify ADS Parent, its Affiliates and the directors, officers, stockholders, managers, members, employees, agents, heirs, successors, and assigns of ADS Parent and its Affiliates (the “ADS Indemnitees”) and the Corporation Indemnitees and hold such ADS Indemnitees and Corporation Indemnitees harmless from and against all losses, costs, liabilities, damages, and expenses (including costs of suit and attorneys fees) they may incur on account of any breach by Tigre Parent or any Tigre Shareholder of any of its representations, warranties or covenants contained in ARTICLE XII.

(c)    Any amounts paid by ADS Parent pursuant to Section 12.5(a) to an indemnitee for an alleged or actual breach of a covenant shall reduce any amounts to be paid by any ADS Shareholder pursuant to Section 12.5 to the same indemnitee based on the same alleged breach of covenant. Likewise, any amounts paid by Tigre Parent pursuant to Section 12.5(b) to an indemnitee for an alleged or actual breach of a covenant shall reduce any amounts to be paid by any Tigre Shareholder pursuant to Section 12.5 to the same indemnitee based on the same alleged breach of covenant.

12.6    Information Technology Services.    So long as Tigre Parent or any Affiliate of Tigre Parent remains a Shareholder, and for twelve (12) months thereafter, Tigre Parent shall

(and Tigre Parent shall cause its Affiliates to) continue to provide to the Corporation information technology services equivalent to those that it provided to the Corporation prior to the Effective Date, including use of the enterprise resource planning (ERP) system.

ARTICLE XIII

GENERAL PROVISIONS

13.1    Notices.    All notices, requests or consents provided for or permitted to be given under this Agreement must be in writing in the English language and must be delivered to the recipient in person or by internationally recognized overnight courier (except that notices of Shareholder meetings may be sent to Shareholders via electronic mail transmission to executive officers of the Shareholder designated by such Shareholder from time to time); and any notice, request or consent given under this Agreement shall be effective upon receipt. All notices, requests and consents to be sent to a Shareholder must be sent to or made at the addresses given for that Shareholder on Schedule I, or such other address as that Shareholder may specify by notice to the other Shareholder pursuant to this Section 13.1, including copies to:

If for Tigre Parent:

Advocacia Portugal Gouvêa

Rua Pedroso Alvarenga, 1221, cj 8A, Itaim Bibi

São Paulo, SP

Brazil, 04531-012

Facsimile: +55(11)3071-3061

E-mail: william@portugalgouvea.com.br

Attention: William Filgueiras

If for ADS Ventures:

Squire Sanders (US) LLP

41 S. High St., Suite 2000

Columbus, Ohio 43215

Facsimile: 614.365.2499

E-mail: fredric.smith@squiresanders.com

Attention: Fredric L. Smith, Esq.

Any notice, request or consent to the Corporation must be given to all of the Shareholders. Whenever any notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

13.2    Entire Agreement.    This Agreement, together with the Transaction Documents, including the Exhibits, Schedules and Disclosure Schedules attached hereto or thereto, constitutes the entire agreement regarding the subject matter thereof and supersede all prior contracts or agreements with respect to such matters, whether oral or written. The Confidentiality Agreement is hereby superseded in its entirety by this Agreement. Upon their execution and delivery, each of the Transaction Documents will be an integral part of the relationship between the Shareholders contemplated by this Agreement.

13.3    Effect of Waiver or Consent.    A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Corporation or this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Corporation or this Agreement. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Corporation or this Agreement, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute of limitations period has run.

13.4    Amendments.    This Agreement may be amended only by a written instrument executed by all of the Shareholders.

13.5    Binding Effect; No Third-Party Beneficiaries; Remedies Not Exclusive.    This Agreement is binding on and inures to the benefit of each Shareholder and its respective heirs, legal representatives, successors, and assigns. This Agreement is solely for the benefit of the Shareholders, their Affiliates, the Indemnitees and their respective successors and permitted assigns, and this Agreement shall not otherwise be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right. Except as otherwise expressly stated in this Agreement, the rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy shall not preclude or constitute a waiver of a right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by Law or otherwise.

13.6    Governing Law; Severability.    This Agreement (including any matters relating to ARTICLE IX and/or any substantive or procedural issues relating to any arbitration pursuant thereto that are not governed by the ICC Rules) is governed by and shall be construed in accordance with Wisconsin Law, excluding any conflict of laws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction. Nothing in this Agreement shall preclude bringing enforcement proceedings in any jurisdiction in order to enforce any judgment obtained in any other proceeding or to compel arbitration or enforce an order or judgment of the arbitrator, nor shall the bringing of such enforcement proceedings in any one or more jurisdictions preclude the bringing of enforcement proceedings in any other jurisdiction. If any noncompetition restriction on the activities of the Corporation and its Subsidiaries set forth in ARTICLE VIII of this Agreement is determined to be invalid, illegal or unenforceable, such restriction shall remain in full force and effect to the extent determined to be valid, legal and enforceable.

13.7    Further Assurances.    In connection with this Agreement and the transactions contemplated hereby, each Shareholder (and their permitted successors or assigns) shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

13.8    Language.    This Agreement has been drafted and executed in English. In the event this Agreement is translated into any other language, such translation shall be for informational purposes and the English version shall prevail over any other version.

13.9    Directly or Indirectly; Without Limitation.    Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person. Throughout this Agreement, the term “including” and words to the same or similar effect shall be interpreted and construed to mean “including without limitation.”

13.10    Fees and Expenses.    Each of the Parties will bear its own costs and expenses (including without limitation the fees and expenses of any advisor, accountant, attorney or other representative retained by it, including any brokerage, commission, finder’s or financial advisory fees) incurred in connection with this Agreement and the transactions contemplated hereby.

13.11    References.    All references herein to one gender shall include the others and the singular shall include the plural and vice versa as appropriate. All references to an entity shall be deemed to include its successors and assigns, to the extent succession or assignment is not restricted by this Agreement. Unless otherwise expressly provided, all references to “ARTICLES” or “Sections” are to Articles or Sections of this Agreement.

13.12    Counterparts.    This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13.13    Headings.    The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

SHAREHOLDERS:

ADS VENTURES, INC.		TIGRE S.A.-TUBOS E CONEXÕES

By:	/s/ J. A. Chlapaty	By:	/s/ Otto von Sothen

Name:	Joseph A. Chlapaty	Name:	Otto R. B. von Sothen

Title:	President & CEO	Title:	President Director

		By:	/s/ Luis Ferreira

		Name:	Luis R. Wenzel Ferreira

		Title:	Director

CORPORATION: TIGRE-ADS USA INC.

By:	/s/ Otto von Sothen	By:	/s/ Luis Ferreira

Name:	Otto R. B. von Sothen	Name:	Luis R. Wenzel Ferreira

Title:	President	Title:	Vice President

ADS PARENT: ADVANCED DRAINAGE SYSTEMS, INC.

By:	/s/ J. A. Chlapaty

Name:	Joseph A. Chlapaty

Title:	President & CEO

EXHIBIT A

Definitions

“ADS Indemnitees” has the meaning set forth in Section 12.5(b).

“ADS Parent” has the meaning set forth in the preamble.

“ADS Shareholder” has the meaning set forth in Section 8.1(b)(ii).

“ADS Ventures” has the meaning set forth in the preamble.

“Affected Shareholder” has the meaning set forth in Section 7.1.

“Affiliate” means, with respect to any Person, any other Person that (a) owns or controls the first Person, (b) is owned or controlled by the first Person or (c) is under common ownership or control with first Person, where “own” means direct or indirect ownership of more than fifty percent (50%) of the equity interest or rights to distributions on account of equity of the Person and “control” means the direct or indirect power to direct the management or policies of the Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Articles of Incorporation” means the Corporation’s articles of incorporation, as the same may be amended from time to time.

“Bankrupt Shareholder” means any Shareholder: (a) that (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent or has entered against the Shareholder an order for relief in any bankruptcy or insolvency proceeding, (iv) files a petition or answer seeking for the Shareholder a reorganization, arrangement, composition, conciliation, readjustment, liquidation, dissolution, suspension of payments, concurso mercantil or similar relief under any Law, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Shareholder in a proceeding of the type described in subsections (i) through (iv) of subsection (a) of this definition, or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, Síndico, conciliator or liquidator of the Shareholder or of all or any substantial part of the Shareholder’s properties; or (b) against which a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, suspension of payments, or similar relief under any Law has been commenced and one hundred twenty (120) Days have expired without dismissal or stay thereof or with respect to which, without the Shareholder’s consent or acquiescence, a trustee, receiver, Síndico, conciliator or liquidator of the Shareholder or of all or any substantial part of the Shareholder’s properties has been appointed and one hundred twenty (120) Days have expired without the decree or order making such appointment having been vacated or stayed, or one hundred twenty (120) Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Budget” means the then-current budget of the Corporation approved in accordance with Section 5.1(f).

“Business” means manufacturing, marketing, selling and servicing Products.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which banks in Chicago, Illinois are required or permitted by Law to be closed.

“Cash” means U.S. dollars.

“Change of Control” means, with respect to any Shareholder, that any of the following events shall have occurred with respect to such Shareholder or any Owner Party: (a) an Owner Party enters into an agreement to merge, consolidate or reorganize into or with another Person, and as a result, immediately after such transaction, less than a majority of the voting securities of the Person resulting from such transaction will be held in the aggregate by Persons who together held a majority of the voting securities of the Owner Party immediately prior to such transaction (provided, however, that a change in ownership of voting securities that does not actually change the Persons who together possess, directly or indirectly, the power to direct or cause the direction of the management or policies of the Owner Party on ordinary course matters, whether through the power to elect directors or otherwise, shall not constitute a “Change of Control” under this subsection (a) solely due to the change in the ownership of voting securities); (b) an Owner Party enters into an agreement to sell or otherwise transfer all or substantially all of its assets to another Person, and as a result, immediately after such transaction, less than a majority of the voting securities of the Person holding such assets will be held in the aggregate by Persons who together held a majority of the voting securities of the Owner Party immediately prior to such transaction; or (c) during any continuous twelve (12)-month period, holders of voting securities of an Owner Party sell or enter into agreements to sell voting securities of the Owner Party and as a result, less than a majority of the voting securities of the Owner Party will be held in the aggregate by Persons who together held a majority of the voting securities of the Owner Party at the beginning of such twelve (12)-month period.

“Code” means the U.S. Internal Revenue Code of 1986, as heretofore or hereafter amended, and any successor statute thereto.

“Corporation Indemnitees” has the meaning set forth in Section 12.5.

“Competing Business” means, with respect to ADS Ventures or its Affiliates, manufacturing, marketing, selling and/or servicing plastic (including polyethylene, polypropylene and PVC) or concrete pipe and/or fittings and, with respect to Tigre Parent or its Affiliates, manufacturing, marketing, selling and/or servicing plastic (including polyethylene, polypropylene and PVC) or concrete pipe and/or fittings. A Person is engaged, directly or indirectly, in a Competing Business if twenty percent (20%) or more of the aggregate gross revenue of such Person and such Person’s Affiliates on a consolidated basis is derived from such Competing Business.

“Confidential Information” means, (a) with respect to a Shareholder, any and all information (including operational, commercial and financial information) developed or disclosed by such Shareholder or its Affiliate relating to (i) such Shareholder or (iii) any Affiliate of such Shareholder and (b) with respect to the Corporation or any Subsidiary, any and all information (including operational, commercial and financial information) developed or disclosed by the Corporation or such Subsidiary relating to the Business; provided, however, that “Confidential

Information” does not include information that (1) is in or enters the public domain through no fault of the Person receiving such information, (2) was in the possession of a Person prior to such Person’s receipt of such information in connection with the Business (as evidenced by records kept by such Person in the ordinary course of business) or (3) becomes known to the Person receiving such information from a third party which is lawfully entitled to disclose such information without any restriction on its disclosure. For avoidance of doubt, the contents of this Agreement shall be deemed Confidential Information of each Shareholder and the Corporation.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated December 10, 2013 between Tigre Parent, ADS Parent and ADS Ventures.

“Consolidated Net Profits” has the meaning ascribed thereto under GAAP.

“Corporation” has the meaning set forth in the preamble.

“Day” means a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the first succeeding Business Day.

“Deadlock” has the meaning set forth in Section 5.2.

“Deadlock Closing” has the meaning set forth in Section 5.2(b)(iii).

“Disclosing Shareholder” has the meaning set forth in Section 8.3(a)(i).

“Dispose”, “Disposed”, “Disposing” and/or “Disposition” means, with respect to any asset (including any Shares), a sale, assignment, transfer, conveyance, gift, exchange, or other disposition of such asset, whether such disposition be voluntary, involuntary, or by operation of law, including the following: (a) in the case of an asset owned by an Entity, (i) a merger or consolidation of such Entity, (ii) a conversion of such Entity into another type of Entity, or (iii) a distribution of such asset in connection with the dissolution, liquidation, winding-up, or termination of such Entity (unless, in the case of dissolution, such Entity’s business is continued without the commencement of liquidation or winding-up); and (b) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance; but such terms shall not include the creation of an Encumbrance.

“Disposing Shareholder” means a Shareholder Disposing of its Shares in accordance with this Agreement.

“Dispute” has the meaning set forth in Section 9.1.

“Dissolution Event” has the meaning set forth in Section 10.1.

“EBITDA” means net income before interest, income taxes, depreciation and amortization of the Business, determined in accordance with GAAP and IFRS.

“Effective Date” has the meaning set forth in the preamble.

“Encumber”, “Encumbering” or “Encumbrance” means a security interest, lien, pledge, mortgage or other encumbrance or the creation thereof, whether such encumbrance be voluntary, involuntary, or by operation of law.

“Entity” means any corporation, limited liability company, partnership, limited partnership, venture, trust, estate, governmental entity, or other entity.

“Exercise Period” has the meaning set forth in Section 5.2(b)(ii).

“Existing Arbitration” has the meaning set forth in Section 9.1(a).

“Exiting Shareholder” has the meaning set forth in Section 8.1(a)(ii).

“Fiscal Year” means the calendar year.

“Formal Termination Valuation” has the meaning set forth in Section 7.4(c)(iv).

“GAAP” means U.S. generally accepted accounting principles.

“Guaranteed Debts” has the meaning set forth in Section 12.4.

“ICC Rules” has the meaning set forth in Section 9.1(b).

“IFRS” means the International Financial Reporting Standards.

“Indemnitee” means a Person entitled to indemnification pursuant to Section 12.5.

“Initiating Shareholder” has the meaning set forth in Section 5.2(b)(i).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) ideas, research and development, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, tolerances, drawings and specifications, (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means actual knowledge after reasonable investigation.

“Law” means any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

“License Agreements” means the ADS License Agreement, the Tigre Parent License Agreement and all joinders thereto entered into by Subsidiaries and/or all license or sublicense agreements between, on one hand, either ADS, Tigre Parent and/or one of their respective Affiliates and, on the other hand, the Corporation or any Subsidiary.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

“Major Matters” has the meaning set forth in Section 5.1(b).

“Material Breach Arbitration Award” has the meaning set forth in Section 7.2(b)(ii).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Other Party Indemnitees” has the meaning set forth in Section 12.5.

“Owner Party” means, with respect to any Shareholder, such Shareholder and any Person holding, directly or indirectly, a majority of the voting securities of such Shareholder.

“Parent” means, with respect to ADS, ADS Parent, and, with respect to Tigre Parent, Tigre Parent.

“Party” and “Parties” have the meanings set forth in the preamble.

“Person” means any natural person or Entity.

“Pro Rata”, with respect to the Shareholder, means in accordance with their relative percentage holdings of Shares.

“Products” means (a) PVC fittings that connect to PVC pipe or other PVC fittings, (b) the commercially available plastic fittings manufactured or supplied by the Corporation as of the Effective Date that connect to plastic pipe or other plastic fittings, all of which are set forth on Exhibit B attached hereto, (c) the plastic fittings in development by the Corporation as of the Effective Date that connect to plastic pipe or other plastic fittings, all of which are set forth on Exhibit C attached hereto, (d) any product that is the same as, or similar in all material respects to the design, function, base raw materials and targeted application of, any of the products set forth on Exhibit B or Exhibit C attached hereto, and (e) such other products as may be added to the product lines of the Corporation or any of its Subsidiaries in connection with product line expansions approved from time to time by all of the Shareholders.

“Prohibited List”, with respect to a Shareholder, means that certain list that such Shareholder has delivered to the other Shareholder in connection with the execution and delivery of this Agreement, which such list contains the names of (a) direct competitors of such Shareholder and (b) Persons that such Shareholder has, in its sole discretion, deemed would be an unsatisfactory co-shareholder with respect to the Business.

“Proposed Budget” has the meaning set forth in Section 5.1(f).

“Purchase and Sale Notice” has the meaning set forth in Section 5.2(b)(i).

“Receiving Person” means each Shareholder (and its Affiliates), the Corporation (and its Affiliates) and each of ADS Parent (and its Affiliates) and Tigre Parent (and its Affiliates) to the extent that such Person has received Confidential Information of a Disclosing Shareholder, the Corporation or a Subsidiary of the Corporation.

“Regulations” means the Treasury Regulations promulgated under the Code from time to time.

“Related Agreements” has the meaning set forth in Section 9.1(a).

“Related Persons” has the meaning set forth in Section 8.3(e).

“Responding Shareholder” has the meaning set forth in Section 5.2(b)(i).

“Second Notice” has the meaning set forth in Section 5.2(b)(ii).

“Shares” has the meaning set forth in Section 2.1.

“Shareholder” and “Shareholders” have the meaning set forth in the preamble.

“Subsidiary” means any Entity with respect to which the Corporation (or any Subsidiary thereof) owns a majority of the equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or trustees.

“Tax” or “Taxes” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock/securities, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or estimated tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Buyer” has the meaning set forth in Section 7.4(c).

“Termination Event” has the meaning set forth in Section 7.1.

“Termination Option Period” has the meaning set forth in Section 7.4(b).

“Tigre Indemnitees” has the meaning set forth in Section 12.5(a).

“Tigre Parent” has the meaning set forth in the preamble.

“Tigre Shareholder” has the meaning set forth in Section 8.1(b)(iv).

“Transaction Documents” means this Agreement, the License Agreements, the USA ADS Sales Agent Agreement, the USA ADS Services Agreement, and any substantially similar agreements entered into between, on the one hand, either ADS Parent, Tigre Parent and/or one of their respective Affiliates, and, on the other hand, the Corporation and/or one or more of the Subsidiaries.

“U.S.” means the United States of America, including Puerto Rico.

“USA ADS License Agreement” means the USA Patents, Trademarks and Know-How License Agreement executed in connection with this Agreement pursuant to which the Corporation has been licensed to use certain Intellectual Property of ADS Parent and its Affiliates as specified therein.

“USA ADS Sales Agent Agreement” means the USA Sales Agent Agreement executed in connection with this Agreement by which the Corporation and/or one or more of its Subsidiaries authorizes ADS Parent to sell Products as its sales agent.

“USA ADS Services Agreement” means the USA Services Agreement executed in connection with this Agreement by which the Corporation authorizes ADS Parent to perform certain services for the Corporation and/or one or more of its Subsidiaries.

“USA Material Breach Buy/Sell Notice” has the meaning set forth in Section 7.2(b)(i).

“USA Tigre License Agreement” means the license agreement with the Corporation executed in connection with this Agreement licensing the Corporation to use certain Intellectual Property of Tigre Parent and its Affiliates.

“Valuation Specialist” means an independent valuation specialist mutually agreed by the Shareholders.

“Wisconsin Business Corporation Law” means Chapter 180 of the Wisconsin Statutes, as heretofore or hereafter amended, and any successor statute thereto.

“Wisconsin Law” means the Laws of the State of Wisconsin, United States of America.

* * * * * *

EXHIBIT B

Corporation’s Existing Products

As of the Effective Date, the commercially available products manufactured by the Corporation consist of the following:

Plumbing / HVAC / Industrial / Electrical / Commercial / Water Works / Irrigation	Sizes
DWV PVC SCH40	1 1/4” to 48”
SCH40 Pressure Fittings	1/4” to 48”
SDR35SW (Drainage—Residential)	1 1/2” to 48”
SCH80	1/2” to 48”
SDR35 G (Sewer)	4” to 48”
SDR26 G (Sewer)	4” to 48”
SDR35 SW (Sewer)	1 1/2” to 48”

* * * * * *

EXHIBIT C

Tigre Parent Excluded Products Under Development

As of the Effective Date, the products in development by the Corporation consist of the following:

Plumbing / HVAC / Industrial / Electrical / Commercial / Water Works / Irrigation	Sizes
DWV ABS SCH40	1 1/4” to 48”
DWV PVC SCH30 (Thin Wall)	1 1/4” to 48”
Valves	1/2” to 48”
Nipples	all sizes and types
CPVC CTS	1/2” to 4”
PEX	all sizes and types
Electrical SCH40 Fittings and Accessories	1/2” to 12”
CPVC Fire Protection—Pipes and Fittings	1/2” to 4”
CPVC IPS	1/2” to 4”
SDR21 G (Water)	1 1/4” to 48”
C900 Pressure (Water)	4” to 48”
C900 Non Pressure (Sewer)	4” to 48”
BACKVALVES	all types and sizes

* * * * * *

SCHEDULE I

Shareholders

Name and Address of Shareholders	Number of Shares
Tigre S.A.—Tubos e Conexões Rua Xavantes, 54, Atiradores Joinville, Santa Catarina Brazil, 89203-900	510
ADS Ventures, Inc. 4640 Trueman Blvd. Hilliard, Ohio 43026	490
TOTAL	1,000

SCHEDULE II

Financial and Other Reporting

1.	Monthly – no later than twenty-five (25) Business Days after the last day of each month – unaudited management accounts for the immediately preceding month comprising:

(a) a profit and loss account and cash flow statement;

(b) a balance sheet as at the end of the immediately preceding month;

(c) commentary on the operational and financial position; and

(d) a forecast for the performance of the Corporation in the immediately following month.

2.	Annually – no later than sixty (60) Business Days after the end of each Fiscal Year, audited financial statements (including consolidated profit and loss accounts, balance sheets and cash flow statements) in respect of that Fiscal Year.